July 23, 2001

Eugene Davis
Chairman and CEO
World Wide Wireless Communication
520 Third Street, Suite 101
Oakland, CA  94607

          Re: World Wide Wireless Communication

Dear Eugene:

          This is a letter agreement dated July 23, 2001 between Worldwide Wireless Communications, Inc. ("Worldwide") and Andrew Corporation ("Andrew").

          Whereas Worldwide initially purchased products from Andrew for their project in Argentina and Worldwide now wants to return all products it currently possesses for this project and, in exchange for the return of these products from its California facility and from the Argentina customs facility included in the product listing on Attachment A by Worldwide in good condition, Andrew agrees to forgive the entire outstanding balance owed to Andrew by Worldwide inclusive of interest and penalties in the amount of approximately $1,400,458.36. Worldwide will also make every reasonable effort to return products listed on Attachment A that may currently be stored with its Argentina partner, which are believed to be valued at less than $75,000. The above agreement is subject to the following conditions.

1. This agreement requires that all product or inventory is subject to final count and identification of inventory by Worldwide Wireless and Andrew/Andrew's Agent.

2.   Andrew will pay the shipping.

3.   The equipment will be shipped to:

                    Andrew Corporation
                    8220 E. Gelding Dr.
                    Scottsdale, AZ  85260

          In consideration of the above and the mutual covenants contained herein, the parties agree to a full and final settlement of all transactions to date.

                                       Very truly yours,
                                       ANDREW CORPORATION



                                       By:________________________


Agreed.
WORLDWIDE WIRELESS COMMUNICATIONS, INC.


By:_____________________________